EXHIBIT 1

                           MINUTES OF A MEETING OF THE
             BOARD OF DIRECTORS OF HUBEI PHARMACEUTICAL GROUP, LTD.
                      HELD ON THE 14TH DAY OF OCTOBER, 2003

The following resolutions were passed by the Board of Directors of Hubei Pharmaceutical Group, Ltd. (the "Corporation") having been consented to and adopted in writing by all the Directors of the Company as at October 14th, 2003.

WHEREAS, the undersigned are Directors of Hubei Pharmaceutical Group, Ltd., a Nevada company,

AND WHEREAS the Secretary has determined that the company has not appointed the maximum number of directors.

NOW  THEREFORE  the  undersigned  hereby  adopt  the  following  resolution,

RESOLVED THAT:

    1. Peter Miao is appointed a director of the corporation. Peter has consented to act as director.

    2. Peter Miao is appointed Managing Director of the Hubei Pharmaceutical Co. Ltd. joint venture.

EFFECTIVE  this  14th  day  of  October,  2003.

/sig/ Reid Li, President                    /sig/ Eric Fletcher, Secretary


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